Exhibit (a)(1)(D)

Offer to Purchase for Cash

Outstanding Warrants to Purchase Common Stock

of

Westway Group, Inc.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON FRIDAY, SEPTEMBER 3, 2010, UNLESS THE OFFER IS EXTENDED.

August 9, 2010

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated August 9, 2010 (the “Offer to Purchase”) and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the Offer by Westway Group, Inc., a Delaware corporation (“Westway”), to purchase up to 45,999,900 warrants (the “warrants”) to purchase shares of its common stock, par value $0.0001 per share, at a purchase price of $0.13 per warrant, net to the seller in cash, without interest (the “Purchase Price”), for a total purchase price of up to $5,979,987, upon the terms and subject to the conditions of the Offer.

Warrants eligible to be tendered pursuant to the Offer include 45,999,900 warrants issued in our initial public offering, but do not include 1,400,000 warrants included in units representatives of the underwriters in our initial public offering have an option to purchase (the “Underwriter Warrants”) or 5,214,286 warrants issued to our founders in a private placement in connection with our initial public offering (the “Founder Warrants”).

The Offer is only open for warrants. Westway also has outstanding shares of common stock and units, each comprising a share of common stock and two warrants. You may instruct us to tender warrants on your behalf that are included in units, but to do so such warrants must first be separated from the units prior to tendering such warrants. See Section 3 of the Offer to Purchase.

The Offer is subject to important conditions, including there being validly tendered and not withdrawn before the expiration of the Offer a number of warrants representing at least 80% of the total number of warrants outstanding (not including the Underwriter Warrants or the Founder Warrants). See Section 6 of the Offer to Purchase. All tenders must be in proper form as described in Section 3 of the Offer to Purchase to be valid.

We are the holder of record of warrants held for your account. As such, we are the only ones who can tender your warrants, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only; you cannot use it to tender warrants we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the warrants we hold for your account upon the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your warrants at the Purchase Price of $0.13 per warrant, as indicated in the attached Instruction Form, net to you in cash, without interest;

2.	The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, September 3, 2010, unless Westway extends the Offer;

3.	The Offer is subject to important conditions, including there being validly tendered and not withdrawn before the expiration of the Offer a number of warrants representing at least 80% of the total number of warrants outstanding. See Section 6 of the Offer to Purchase;

4.	The Offer is for up to 45,999,900 warrants, not including the Underwriter Warrants or the Founder Warrants, constituting 100% of Westway’s outstanding warrants, not including the Underwriter Warrants or the Founder Warrants, as of August 9, 2010;

5.	Tendering warrant holders who are registered warrant holders or who tender their warrants directly to the Depositary will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Westway’s purchase of warrants under the Offer; and

6.	If your warrants are held as part of Westway’s outstanding units, you must first instruct us to separate the units before the warrants may be tendered.

If you wish to have us tender any or all of your warrants, please so instruct us by completing, executing, detaching and returning the attached Instruction Form. If you authorize us to tender your warrants, we will tender all your warrants unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your instruction form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer (including, if applicable, separation of the units). Please note that the Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, September 3, 2010, unless the Offer is extended.

The Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal and is being made to all record holders of the warrants (other than the Underwriter Warrants and the Founder Warrants). The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of warrants residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities laws of that jurisdiction.

Westway’s Board of Directors has approved the Offer. However, neither Westway, its Board of Directors, the Depositary or the Information Agent makes any recommendation to warrant holders as to whether to tender or refrain from tendering their warrants. Warrant holders must make their own decision as to whether to tender their warrants and, if so, how many warrants to tender. In doing so, warrant holders should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. Westway’s current directors and executive officers are eligible to participate in the Offer.

It is Westway’s current intent not to conduct another tender offer for the warrants prior to their expiration on May 24, 2011. However, Westway reserves the right to do so in the future, including by redemption of the warrants if and when Westway is permitted to do so pursuant to the terms of the warrants.

INSTRUCTION FORM WITH RESPECT TO

Offer to Purchase for Cash

Outstanding Warrants to Purchase Common Stock

of

Westway Group, Inc.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated August 9, 2010 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the Offer by Westway Group, Inc., a Delaware corporation (“Westway”), to purchase 45,999,900 warrants (the “warrants”) to purchase shares of its common stock, par value $0.0001 per share, at a purchase price of $0.13 per warrant, net to the seller in cash, without interest (the “Purchase Price”), for a total purchase price of up to $5,979,987, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to Westway the number of warrants indicated below or, if no number is indicated, all warrants you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

This Instructions Form will instruct you to tender to Westway the number of warrants indicated below or, if no number is indicated below, all warrants which are beneficially owned by (us) (me) and registered in your name, upon the terms and subject to the conditions set forth in the Offer.

☐	Please check if any or all of your warrants being tendered are part of a unit (consisting of one share and one warrant). As the shares you are being instructed to tender pursuant to the Offer are held as part of a unit, please separate the unit and undertake all actions necessary to allow for the tender of the outstanding warrants.

NUMBER OF WARRANTS TO BE TENDERED HEREBY:                                      WARRANTS1

[1]	Unless otherwise indicated, it will be assumed that all warrants held by us for your account are to be tendered.

The method of delivery of this document is at the election and risk of the tendering warrant holder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

SIGN HERE

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